Exhibit 99.1

POTBELLY CORPORATION ANNOUNCES SHARE REPURCHASE PROGRAM

Chicago, IL. September 8, 2015 - Potbelly Corporation (NASDAQ: PBPB) announced today that its Board of Directors has authorized a share repurchase program under which the Company may repurchase up to $35 million of its common stock. Potbelly has completed its previously authorized share repurchase program. The timing and volume of share repurchases will be determined by the Company’s management based on its ongoing assessments of the capital needs of the business, the market price of its common stock and general market conditions. No time limit has been set for the completion of the repurchase program, and the program may be suspended or discontinued at any time. The repurchase program authorizes the Company to purchase its common stock from time to time through open market purchases, negotiated transactions or other means, including 10b5-1 trading plans in accordance with applicable securities laws and other restrictions.

About Potbelly

Potbelly Corporation is a fast-growing neighborhood sandwich concept offering toasty warm sandwiches, signature salads and other fresh menu items served by engaging people in an environment that reflects the Potbelly brand. Our Vision is for our customers to feel that we are their “Neighborhood Sandwich Shop” and to tell others about their great experience. Our Mission is to make people really happy and to improve every day. Our Passion is to be “The Best Place for Lunch.” The Company owns and operates over 300 shops in the United States and our franchisees operate over 20 shops domestically, in the Middle East and in the United Kingdom. For more information, please visit our website at www.potbelly.com.

Contact:	Investor Relations

Investors@Potbelly.com

312-428-2950